                     AGREEMENT OF PURCHASE AND SALE OF STOCK

     AGREEMENT, dated this 16th day of November, 2005, between (i) Robert
Pollock, an individual having an address at 94 Garfield Avenue, Toronto, Ontario
M4T 1G1, Canada, ("Purchaser"), and (ii) TRANS-ORIENT PETROLEUM LTD., a Yukon
corporation having an address at 1407-1050 Burrard Street, Vancouver, B.C. V6Z
2S3 Canada ("Seller"), regarding the purchase and sale of 8,600,000 Shares of common stock ("Shares") of AMG Oil Ltd., a Nevada corporation (the "Company").

                                   WITNESSETH:

     WHEREAS, the Seller is the beneficial owner of a sufficient number of
Shares of the Company so that together with one other (undisclosed) shareholder on whose behalf the Seller is agent (together with Seller the "Co-Sellers"), the
Seller is able to sell to the Purchaser hereunder a total of 8,600,000 Shares;

     WHEREAS, the Seller wishes to sell and the Purchaser wishes to purchase from Seller 8,600,000 Shares of the Company;

     WHEREAS, Seller, because of its ownership of a majority of the Company's outstanding Shares, controls the Company;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

1. Purchase and Sale of Stock.

(a) Upon the terms and subject to the conditions set forth in this Agreement,
Seller will sell, transfer, convey, assign and deliver to Purchaser, and
Purchaser will purchase, 8,600,000 Shares of the Company at US$0.01 per Share;

(b) At the Closing, Seller shall deliver to Purchaser 8,600,000 Shares registered in his name; and

(c) Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Shares to Purchaser, and in reliance upon the representations, warranties and covenants made herein by Seller, Purchaser will, in full payment therefore, pay to Seller's attorney in escrow for payment to
Seller on behalf of Co-Sellers against delivery

of the Share certificates, a total purchase price (the "Purchase Price") of
US$86,000. Seller shall duly allocate and pay any portion of the funds due to the Co-Sellers.

(d) No Sales of Certain Securities by Company and Seller. From and between the effective date of this agreement and the Closing, Seller will not (i) permit the
Company to enter into any contracts, understandings or agreements respecting any aspect of its operations, (ii) permit the Company to amend in any way the capital structure of the Company, (iii) permit the Company issue or authorize the issuance of any securities, or instruments convertible or exchangeable into securities of the Company, and (iv)allow itself or any Co-Seller to offer to sell or to sell any of the 8,600,000 shares to be sold hereunder to anyone other than the Purchaser.

2. Closing. Time is of the essence. The closing hereunder (the "Closing") shall take place at 10:00 A.M., local time, on the 18th day of November, 2005 and shall be effected by way of exchange of documents and certified check or attorney's escrow fund check c/o of the Purchaser's attorneys, Berns and Berns at 1270 Avenue of the Americas, New York, New York 10020 (Attn James Berns) and
c/o the Seller's attorneys, Lang Michener LLP, 1500- 1055 West Georgia Street,
Vancouver, BC, Canada, V6E 4N6 (Attn B. Zinkhofer). The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date.

3. The Sellers' Obligations; Further Assurances.

(a) Seller and Co-sellers, collectively, are delivering to Purchaser at Closing stock certificates representing 8,600,000 Shares, registered in the name of
Purchaser;

(b) At any time and from time-to-time at or after the Closing, at Purchaser's request and without further consideration, Sellers will execute and deliver, or cause to be executed and delivered, such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such action as Purchaser may reasonably request, in order more effectively to transfer, convey and assign to Purchaser, and to confirm their title to, the Shares providing however that nothing herein will obligate the Seller to pay any money or incur any disbursement to fulfill this commitment and it will be limited in its obligations to executing documents which have been prepared by and reasonably requested by Purchaser;

(c) Seller will use reasonable efforts to arrange for the current directors of the Company to remain as directors of the Company's Board of Directors after the
Closing Date for a period that the Seller deems reasonable. Seller will arrange for members of the Company's current Board of Directors to each execute a letter agreeing to resign from the

Company's Board of Directors immediately upon notice from Purchaser requesting such resignations. The form of such letter is attached as Schedule A to this agreement.

4. Representations and Warranties by Seller. Seller hereby represents and warrants to Purchaser as follows and the Purchaser may look solely to the Seller for the following which the Seller guarantees on behalf of the Co-Sellers:

(a) Organization, Standing and Qualification of the Seller. Seller is a
corporation duly organized, validly existing and in good standing under the laws of the Yukon, Canada, its jurisdiction of incorporation;

(b) Execution, Delivery and Performance of Agreement; Authority. The Seller has
the full power and authority to enter into this Agreement and to carry out the transaction contemplated hereby for itself and for the account of its
Co-Sellers, and all proceedings or corporate action required to be taken by
Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been properly taken and not revoked by the Seller and the Co-Sellers. This Agreement constitutes a valid and binding obligation of each of the Seller and is enforceable against the Seller in accordance with its terms.

(c) Ownership of Shares. The Shares being sold hereunder are beneficially owned by the Seller and by the Co-Sellers, are free and clear of any liens, claims, encumbrances or restrictions of any kind except securities law restrictions of general application including control party restrictions. At the Closing, Seller will on its own behalf and on behalf of Co-Sellers convey to Purchaser good title to the Shares, free and clear of any liens, claims, encumbrances or restrictions of any kind (except those of general application relating to securities laws' control party restrictions).

(d) Outstanding Securities. Seller represents that at November 15th, 2005 the
Company has 16.6 million Shares outstanding, and there are no stock options and warrants to issue further Shares and that there are no other securities, instruments, or other obligations outstanding that could result in the issuance of additional Shares.

(e) Future Activities of Company. Seller acknowledges that although Purchaser has represented that he intends to use his best efforts to cause the Company to attempt to acquire either an operating business or assets, there can be no assurance that the Purchaser will be able to do so. Seller acknowledges that the
Company may be unable to identify, negotiate, and, ultimately, acquire any operating business or assets. In such an event, Seller acknowledges that all
Shares it owns will continue to have little or no value. Seller specifically understands, warrants, and represents to Purchaser, intending that Purchaser rely thereon, that it is not, and is not now, relying upon any written or oral statements or representations regarding any matter, including estimates and projections with respect to the future operations, growth, plans and performance of the Company, made by or on behalf of Purchaser in determining whether to sell
Shares to Purchaser;

(f) Speculative Investment. Seller acknowledges for itself and for the
Co-Sellers that after the sale of its Shares to Purchaser, the remaining Shares owned by the Seller and Co-Sellers will continue to be a speculative investment which involve a substantial degree of risk with no assurance of any income from such investment and the possibility that the Shares may become worthless. The
Seller and Co-Sellers are therefore prepared for the total loss of their remaining investment in the Company;

5. Representations and Warranties by Purchaser. Purchaser hereby represents and warrants to the Company as follows:

(a) Standing. Purchaser has full power and authority to enter into this
Agreement and to carry out the transactions contemplated hereby.

(b) Future Activities of Company. Purchaser represents that after the Closing it will use its best efforts to have the Company attempt to acquire either an operating business or assets. However, Purchaser has not represented, promised, or guaranteed that he will be able to identify, negotiate the acquisition of a business or assets, and, ultimately, consummate any transaction.

(c) Non-Disclosure. Purchaser will make no public or private disclosure, prior to the Closing hereunder or any termination hereof, of the terms or existence of this Agreement to any person or entity without the prior written consent and approval of the Seller provided, that Purchaser may provide copies of this
Agreement to prospective investors in the Company or to the extent disclosure is required to be made by Seller in connection with any required regulatory filings;

(d) Limitations on Re-sales. The Purchaser acknowledges that the sale of the
Shares is not being registered under the laws of any jurisdiction, and such
Shares may be deemed to be "restricted securities," under United States securities laws. The Purchaser understands that he may not dispose of the
Shares, or any part thereof, or any interest therein, unless and until legal counsel for the Company shall have determined that the intended disposition does not violate the law of any jurisdiction. The Purchaser acknowledges that the
Shares are non-transferable, that the certificates representing the Shares will bear a legend describing the limitations on transfers, and that it will not be possible for the Purchaser to liquidate his investment in the Shares in case of an emergency;

(e) The Purchaser acknowledges it has completed a due diligence review of the
Company and is satisfied as to its financial and legal condition. The Shares are being sold on an "as is " basis and the Purchaser is relying on no representation by the Seller except that to the Seller's information and belief the Company's public filings are materially correct and up-to date.
Notwithstanding anything else in this agreement, in no event will the Seller or the Co-Sellers be liable to the Purchaser for an amount exceeding the US$86,000 purchase consideration paid hereunder.

6. Miscellaneous.

(a) Entire Agreement. This writing, together with the exhibits hereto and the other documents, instruments and agreements entered into contemporaneously herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

(b) Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any prior, contemporaneous or subsequent breach or default of the same or similar nature or otherwise. No delay or omission on the part of any party in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any party of any right or remedy shall preclude any other or future exercise thereof or the exercise of any other right or remedy.

(c) Survival of Representations and Warranties; Certain Limitations on Claims.
All written statements, representations, warranties, covenants and agreements made by each of the parties hereto shall survive the Closing.

(d) Binding Nature. This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, and its successors and assigns, and each individual party hereto and his or her heirs, personal representatives, successors and assigns, it being understood that no party hereto shall have any right to convey or assign any or all of its rights hereunder without the prior written consent of all other parties hereto, except that Purchaser may assign its rights hereunder to a corporation, or other form of business entity, wholly-owned by Purchaser.

(e) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of British Columbia applicable to contracts made and to be performed wholly within said jurisdiction, and without regard to principles of conflict of laws.

(f) Consent to Jurisdiction and Forum. The parties hereto hereby consent to the competent jurisdiction of the courts of British Columbia.

(g) Service of Process. The parties hereto further agree that the service of process or of any other papers upon them or any of them by registered mail in the manner provided in Section 7.(h) shall be deemed good, proper and effective service upon them.

(h) Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or emailed or faxed, addressed to the parties at the addresses set forth above (or at such other address as any party may specify by notice to all other parties given as aforesaid), together with copies, to either or both of the Company or the
Seller, to #1407-1050 Burrard Street, V6Z 2S3 Vancouver, BC, fax 604 682 1174,
garthj@iremco.com and if to Purchaser, to James Berns, Esq., Berns & Berns, 1270
Avenue of the Americas, New York, New York 10020.

(i) Expenses. Whether or not the transaction contemplated by this Agreement is consummated, Seller and Purchaser shall each be responsible and pay for their respective costs, fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement;

(j) Captions; Sections; Exhibits; Schedules. The caption headings of the
Sections, subsections, of and to this Agreement, are for convenience of reference only and are not intended to be, and should not construed as, defining or limiting the contents of such Sections, subsections.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

(l) Remedies Cumulative. The rights and remedies provided for in this Agreement are cumulative, not alternative, and are in addition to the other benefits, rights and remedies existing at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    TRANS-ORIENT PETROLEUM LTD.

                                    By: /s/ Peter Loretto
                                        ----------------------------------------
                                        Peter Loretto, President and Director

                                        /s/ Robert Pollock
                                        ----------------------------------------
                                        Robert Pollock

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                                   Schedule A

Mr. Robert Pollock
77 King Street West
Royal Trust Tower - TD Centre
Toronto, Ontario M4T 1G1
Canada

Dear Mr. Pollock:

The undersigned hereby agrees to resign immediately from the Board of Directors of AMG Oil Ltd. upon receiving a written by fax, email or any other form of written communication, from you requesting such resignation. My email address is
______________ and fax number is ___________. For greater certainty, I reserve my right to resign from the Board of AMG at any time by delivering my written resignation to the Vancouver business office with a copy to you.

                                                    Sincerely,

                                                    ----------------------------
                                                    [name]

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